AMENDMENT TO TRANSFER AGENT AGREEMENT
                                     between
                             AETNA SERIES FUND, INC.
                                       and
                              FIRSTAR TRUST COMPANY

                                   WITNESSETH:


         WHEREAS, Aetna Series Fund, Inc. (the "Company"), and Firstar Trust Company, formerly First Wisconsin Trust Company ("Agent"), entered into a Transfer Agent Agreement (the "Agreement") on December 10, 1991 with respect to the assets of certain series of the Company and some or all additional series that the Company may establish from time to time ("Series"); and

         WHEREAS, the Company desires the right to audit periodically records maintained on its behalf by the Agent;

         NOW THEREFORE, for the consideration set forth in the Agreement and the mutual agreements herein, it is agreed as follows:

         1. The Agent performs all customary services of a transfer agent and dividend disbursing agent including the maintenance of shareholder records pursuant to the Agreement.

         2. The Company, its designee or a representative of any regulatory authority having jurisdiction over the Company, will be entitled at reasonable times, during normal business hours and upon reasonable notice to the Agent to inspect and review all records of the Agent maintained on behalf of the Company relating to or necessary for Agent to carry out its obligations under the Agreement, including, but not limited to, all shareholder records and all records relating to any transactions processed by Agent pursuant to the Agreement. Agent may, in its discretion, accompany such inspector during any such inspection.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below who have been duly authorized to do so on behalf of the respective entities on the dates indicated below their signatures. This Amendment will be effective as of the date below the Agent's signature hereto.

Firstar Trust Company                   Aetna Series Fund, Inc.

By:         /s/ Joe D. Redwine          By:       /s/ Shaun P. Mathews
            ------------------------              ---------------------------

Name:       Joe D. Redwine              Name:     Shaun P. Mathews
            ------------------------              ---------------------------

Title:      Vice President              Title:    President
            ------------------------              ---------------------------

Date:       July 20, 1994               Date:     July 12, 1994
            ------------------------              ---------------------------